Exhibit 10.24

ASSIGNMENT AND EARN-OUT AGREEMENT

This Assignment and Earn-Out Agreement (“Agreement”) is made and entered with effect as of this 8th day of March, 2004 by and between K2 Medical, LLC, a Delaware limited liability company (“K2” or the “Company”), and the persons listed on the signature page hereto under the heading Assignors (each an “Assignor” and collectively the “Assignors”).

WITNESSETH:

WHEREAS, the Assignors desire to transfer and assign to K2 all of the Assignors’ worldwide right, title and interest in and to the U.S. and foreign pending and issued patents and invention disclosures listed on Exhibit A hereto (together with any United States and foreign patent application and all divisions, renewals and continuations (including continuations-in-part) based thereon, and all reissues and extensions thereof with full control of all patent prosecution, and all rights to make applications for and receive patent registrations therefor; and including, without limitation, the right to sue, assert claims or demands, settle and/or release, and recover damages and all other remedies, for any past or future infringement thereof, collectively, the “Assigned Intellectual Property”); and

WHEREAS, K2 and the Assignors desire to set forth the terms and conditions according to which K2 will pay the Assignors for such sale and assignment.

NOW, THEREFORE, the parties hereby agree as follows:

1. Recitals. The parties acknowledge and agree that the matters set forth in the Recitals above are true and complete in all material respects and constitute an integral part of this Agreement as if set forth at length in this paragraph 1.

2. Definitions. The following capitalized terms shall have the following meanings:

“Net Revenues” during a specified period and with respect to a given Product shall mean K2’s gross revenues, less returns and allowances and net of applicable commissions (provided such commissions shall not exceed 25% for purposes of this calculation), as determined in accordance with U.S. generally accepted accounting principles by K2’s independent certified public accounting firm, which firm shall be a firm of national or regional standing and reasonably acceptable to the Assignors.

“Products” shall mean the Company’s existing or future products covered by the claims of any issued patent or described in any pending patent application included in the Assigned Intellectual Property.

3. Sale and Transfer. Effective as of the date of this Agreement, each Assignor hereby absolutely and unconditionally sells, transfers and assigns to K2 all of such Assignor’s worldwide rights, title and interest in and to the Assigned Intellectual Property.

4. Representations and Warranties.

4.1 By Assignors. Each Assignor, severally and not jointly, hereby represents and warrants to K2 that:

(a)	Such Assignor has full power, authority and legal right to execute, deliver and perform this Agreement. The execution and delivery of this Agreement by such Assignor and the performance or observance of each of the obligations of such Assignor hereunder have been duly authorized by all necessary action on the part of such Assignor.

(b)	This Agreement has been duly executed and delivered by such Assignor and constitutes a legal, valid and binding obligation of such Assignor, enforceable against such Assignor in accordance with the terms of this Agreement.

(c)	No consent, approval, order or authorization of or registration, declaration or filing with any governmental authority or any other person is required in connection with the valid execution and delivery by such Assignor of this Agreement or the carrying out or performance by such Assignor of any of the transactions required or contemplated hereby.

(d)	Such Assignor owns the Assigned Intellectual Property identified on Exhibit A hereto as being owned by such Assignor free and clear of any encumbrances.

4.2 By K2. K2 hereby represents and warrants to each assignor that:

(a)	Power and Authority. K2 has full power, authority and legal right to execute, deliver and perform this Agreement. The execution and delivery of this Agreement by K2 and the performance or observance of each of the obligations of K2 hereunder have been duly authorized by all necessary action on the part of K2.

(b)	Enforceable Obligations. This Agreement has been duly executed and delivered by K2 and constitutes a legal, valid and binding obligation of K2, enforceable against it in accordance with the terms of this Agreement.

(c)	Consents, Approvals, Authorizations, etc. No consent, approval, order or authorization or registration, declaration or filing with any governmental authority or any other person is required in connection with the valid execution and delivery by K2 of this Agreement or the carrying out or performance by K2 of any of the transactions required or contemplated hereby.

5. Earn-Out.

5.1 As full compensation for the sale and assignment of the Assigned Intellectual Property, K2 shall pay to the Assignors, in accordance with the next sentence, annually a cash earn-out (the “Earn-Out”) with respect to each Product equal to the product of (x) the Earn-Out Percentage for such Product and (y) the Net Revenues of K2 attributable to sales of such Product during the applicable year. The Earn-Out in respect of a Product shall be paid directly to the Assignor who contributed the Assigned Intellectual Property upon which such product is based; provided, that, if a Product is based upon Assigned Intellectual Property assigned by more than one Assignor, then such Earn-Out shall be apportioned among the Assignors who assigned such intellectual property in such proportion as they shall agree or, absent such an agreement, in such proportions as K2 shall reasonably determine taking into account the items assigned and the extent to which they were incorporated into the applicable Product. The Earn-Out shall be paid quarterly within thirty days of the end of the applicable quarter. Each year following the completion of the Company’s independent audit of its books and records, the Company shall reconcile the actual Earn-Out payments made in respect of such year and any deficiency shall be promptly paid by K2 to the applicable Assignor(s) or, in the case of an overpayment by K2, such amount shall be credited toward future Earn-Out payments due hereunder. All Earn-Out payments to be made hereunder shall be made in U.S. Dollars. Earn-Out payments for foreign sales of Products shall be separately and distinctly accounted and determined based on the applicable currency conversion rate as of the 1st calendar day of the quarter when payment is due.

5.2 For purposes of this Agreement, the term “Earn-Out Percentage” with respect to any Product shall mean:

(a) For each Product, the Earn-Out Percentage from and after the date hereof, shall be six percent (6%) until the later of (i) expiration of the last to expire of any issued patents having one or more claims covering such Product, or (ii) the date of abandonment of any patent application describing such Product, at which time the Earn-Out Percentage for such Product shall be reduced to three percent (3%) where one or more claims of an issued patent covered the Product, or two percent (2%) where no claims of an issued patent covered the Product; and

(b) For each Product that is not described in clause (a) above and is based in whole or in part on any item of Assigned Intellectual Property that as of the date hereof was not the subject of an issued patent or patent application (“Unfiled Assigned IP”), from and after the date hereof the Earn-Out Percentage for such Product shall be four percent (4%); provided that, (i) if any such item of Unfiled Assigned IP results in an issued patent, then the Earn-Out Percentage for such Product shall remain at four percent (4%) until the last to expire of any issued patents relating to Unfiled Assigned IP upon which such Product is based, at which time the Earn-Out Percentage for such Product shall be reduced to three percent (3%), and (ii) if all of the Unfiled Assigned IP upon which such Product is based does not result in an issued patent (i.e., all the patent applications go abandoned), then from and after the date of abandonment of the last patent application with respect to Unfiled Assigned IP upon which such Product is based, the Earn-Out Percentage for such Product shall be reduced to two percent (2%).

(c) Notwithstanding the foregoing, in the event that a Product based in whole or in part on the Assigned Intellectual Property is covered by the claims of one or more patents issued to a 3rd party not affiliated with K2 (the “Other Patents”) and K2 is obligated to make royalty or similar payments to such 3rd party in respect of such Products, then the Earn-Out Percentage for such Product shall be reduced, as reasonably determined by the Board of K2 (which determination shall include the affirmative consent of at least one member of the Board designated by the Errico Group (as such term is defined in the K2 Operating Agreement), based on the claims of the Other Patents which cover such Product as such claims relate to the total claims of the Product.

6. Earn-Out Report, etc. Each Earn-Out payment shall be accompanied by a statement signed and certified by the Chief Financial Officer or equivalent officer of K2 that the accompanying payment is the full amount due hereunder. Each such statement shall show the Net Revenues by Product made during the preceding quarter, and a computation of the amount of the Earn-Out payable hereunder in respect of such sales for such period (the “Earn-Out Report”). Upon request by any Assignor, K2 shall submit documentation reasonably substantiating the reported information. K2 agrees to keep accurate books of account and records covering all transactions relating to this Agreement and each Assignor and its duly authorized representatives shall have the right, during regular business hours upon reasonable prior notice to K2 to examine such books of account and records in order to verify the Earn-Out Report. Receipt or acceptance by the Assignors of any Earn-Out Report furnished, or of any sums paid by K2, shall not preclude Assignors from questioning their correctness at any time. All Earn-Out payments shall accrue upon the sale of the Products regardless of the time of collection by K2. For purposes of this Agreement, Products shall be considered “sold” upon the date of invoicing.

7. No Sale or Assignment. Without the prior written consent of the Assignors, K2 shall have no right to sell, assign (by operation of law or otherwise), delegate, license or otherwise transfer any interest in the Assigned Intellectual Property, unless the transferee expressly assumes the entirety of K2’s obligations to Assignors under this Agreement. The rights and obligations of the parties under this Agreement shall inure to the benefit of and be binding upon any successors and permitted assigns of the parties hereto, including a purchaser or an acquirer of all or substantially all the assets of the Company.

8. Repurchase Right. In the event (i) the Company’s Board of Managers determines that it is in the best long-term interests of the members of the Company that the Company ceases its operations, other than in the event of a sale or merger, (ii) the Company enters into bankruptcy, insolvency or similar proceedings, voluntarily or involuntarily, (iii) the Company tails to secure $5 million in equity funding prior to September 30, 2004, or (iv) is compelled by any unforeseen reason prior to December 31, 2005 to close all or substantially all of its material business operations, then the Assignors collectively (or such number of them as shall desire to make such purchase) shall have the right to repurchase from the Company the Contributed Intellectual Property at the lesser of the fair market value of such property (as determined by agreement of the parties or, absent such an agreement, by an independent appraiser) or $100,000. Such repurchase shall be effected as soon as is practicable following delivery of written notice by the Assignor(s) to the Company and referencing their repurchase right hereunder.

9. Notices; Payments. All notices, payments, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient or when sent to the recipient by telecopy (receipt confirmed), one (1) business day after the date when sent to the recipient by hand or by reputable express courier service (charges prepaid) or three (3) business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to the respective parties at the addresses indicated below:

If to the Company:	K2 Medical, LLC P.O. Box 1540 Leesburg, VA 20177 Attention: Chief Executive Officer Telecopy No.: (703) 777-4338
If to an Assignor:	To the address for such Assignor set forth on the signature page hereto or to such other address or to the attention of such other party as the recipient party has specified by prior written notice to the sending party.

10. Further Assurances. Each party hereto will use its reasonable commercial efforts to execute and deliver such other documents and take such other actions as reasonably requested by any other party hereto to carry out the purposes of this Agreement and the transactions contemplated hereby, including the assignment of the Assigned Intellectual Property to the Company. In furtherance thereof, each Assignor hereby authorizes the United States Patent and Trademark Office to issue all patent registrations which may issue on an application with respect to the Assigned Intellectual Property the Company, its successors and assigns, in accordance with this Agreement, and agrees to cooperate with the Company as reasonably requested with respect to the prosecution of any pending patent applications forming a part of the Assigned Intellectual Property.

11. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New Jersey. Any dispute relating to this Agreement or the termination thereof shall be brought before the competent courts in such state.

12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute a single instrument.

13. Severability. If any provision of this Agreement is held by a court of law to be illegal, invalid or unenforceable, that provision shall be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

14. Amendments. This Agreement may be amended or modified only with the written consent of all parties to the Agreement. No oral waiver, amendment or modification shall be effective under any circumstances whatsoever.

IN WITNESS WHEREOF the parties have signed this Agreement this day as set forth in the preamble:

THE COMPANY:

K2 MEDICAL, LLC

By:	/s/ Eric Major
Name: Eric Major Title: Chief Executive Officer

ASSIGNORS:

FASTENETIX, LLC 475 Springfield Avenue, 4th Floor Summit, NJ 07901

By:	/s/ Joseph P. Errico
Name: Joseph P. Errico Title: Member

THIRD MILLENIUM ENGINEERING, LLC 475 Springfield Avenue, 4th Floor Summit, NJ 07901

By:	/s/ Joseph P. Errico
Name: Joseph P. Errico Title: Member

J7 SUMMIT MEDICAL GROUP, LLC 475 Springfield Avenue, 4th Floor Summit, NJ 07901

By:	/s/ Joseph P. Errico
Name: Joseph P. Errico Title: Member

TECHSYS MEDICAL, LLC 475 Springfield Avenue, 4th Floor Summit, NJ 07901

By:	/s/ Joseph P. Errico
Name: Joseph P. Errico Title: Member

BONES CONSULTING, LLC 475 Springfield Avenue, 4th Floor Summit, NJ 07901

By:	/s/ Joseph P. Errico
Name: Joseph P. Errico Title: Member

JOSEF GOREK
Address:	P.O. BOX 365 ROSS CA 94957

EXHIBIT A

“Contributed Intellectual Property”

Assignor	Status	Title	Application Number	Filing Date	Patent Number	Issue Date
	Issued	Spinal Implant Device Having a Single Central Rod and Claw Hooks	08/547,106	23-Oct-1995	5,688,274	18-Nov-1997

	Issued	Spinal Implant Apparatus Having a Single Central Rod and Plow Hooks	08/547,105	23-Oct-1995	5,688,273	18-Nov-1997

	Issued	A unitary locking cap for use with a pedicle screw	08/641,504	1-May-1996	5,667,508	16-Sept-1997

	Pending	A unitary locking cap for use with a pedicle screw	PCT/US97/07328	30-Apr.-1997	—	—

	Issued	Multiple node variable length cross-link device	08/772,408	23-Dec-1996	5,707,372	13-Jan-1998

	Issued	Modular polyaxial locking pedicle screw	08/799,720	12-Feb-1997	5,725,528	10-Mar-1998

		Modular polyaxial locking pedicle screw	PCT/US97/18155	7-Oct-1997	—	—

	Issued	Modular polyaxial locking pedicle screw	08/728,017	9-Oct-1996	5,735,851	7-Apr-1998

	No National Phase	Spinal Implant Device Having a Single Central Rod and Plow and or Claw Hooks	PCT/US96/11391	7-Jul-1996	—	—

	Issued	Modular Spinal Plate for use with modular polyaxial locking pedicle screws	08846473	May 1, 1997	5,800,435	Sept 1, 1998

	Pending	Modular Spinal Plate for use with modular polyaxial locking pedicle screws	PCT/US98/08707	Apr. 30, 1998	—	—

	Issued	Hinged Variable Length Cross-Link Device	08/677,812	11-Jul-1996	5,885,284	23-Mar-1999

	Issued	Surgical Curette Having a Variably Angled Handle	08/741,573	30-Oct-1996	5,836,958	17-Nov-1998

	Issued	Selectively Expandible Sacral Fixation Screw-Sleeve Device	08/799,719	12-Feb-1997	5,713,904	3-Feb-1998

	Issued	Polyaxial Mechanism for use with Orthopedic Implant Devices	08/799,721	12-Feb-1997	5,752,957	19-May-1998

	Issued	Rod Securing Polyaxial Locking Screw and Coupling Element Assembly	08/799,722	12-Feb-1997	5,733,286	31-Mar-1998

	Issued	Spinal Hook Implant Having a Low Blade and Swivel Hook	08/880,809	23-Jul-1997	5,810,818	22-Sep-1998

	Issued	Interbody Fusion Device Having Partial Circular Section Cross-Sectional Segments	08/899,851	24-Jul-1997	5,904,719	18-May-1999

Assignor	Status	Title	Application Number	Filing Date	Patent Number	Issue Date
	Issued	Coupling Member for Cross-Linking Intervertebral Cage Devices	09/002,536	2-Jan-1998	5,941,880	24-Aug-l999

	Pending	Interbody Fusion Device Having Partial Circular Section Cross-Sectional Segments	PCT/US98/14744	23-Jul-1998	—	—

	Issued	Polyaxial Pedicle Screw Having a Rod Clamping Split Ferrule Coupling Element	09/174,962	19-Oct-l998	5,910,142	8-Jun-1999

	Issued	Coupled Rod, Anterior Vertebral Body Screw, and Staple Assembly	09/174,960	19-Oct-1998	5,925,047	20-Jul-1999

	Issued	Compression Locking Vertebral Body Screw, Staple, and Rod Assembly	09/174,959	19-Oct-1998	5,899,904	4-May-1999

	Issued	Expansion Locking Vertebral Body Screw, Staple, and Rod Assembly	09/174,961	19-Oct-1998	5,899,905	4-May-1999

	Issued	Rotateable Locking Vertebral Body Screw, Staple, and Rod Assembly	09/174,958	19-Oct-l998	5,947,969	7-Sep-1999

	Issued	Efficient Assembling Modular Locking Pedicle Screw	09/615,381	13-Jul-2000	6,482,207	19-Nov-2002

	Issued	Polyaxial Locking Pedicle Screw Having a Rotating Locking Element	09/789,935	15-Feb-2001	6,451,021	17-Sep-2002

	Issued	Rod Bender	10/205,873	26-Jul-2002	6,644,087	11-Nov-2003

	Pending	Polyaxial Drill Guide	10/001,078	31-Oct-2001	—	—

	Pending	Polyaxial Locking Pedicle Screw Having A Rotating Locking Element	10/115,747	3-Apr-2002	—	—

	Pending	Polyaxial Locking Pedicle Screw Having A Rotating Locking Element	10/154,744	24-May-2002	—	—

Gorek	Pending	System and Method for Reinforcing Bone in Preparation for Screw Implantation	10/004,043	4-Dec-2001	—	—

Gorek	Pending	Crossed Rod Reinforcement Device	10/200,820	22-Jul-2002	—	—

Gorek	Unfiled	Polyaxial Pedicle Screw with Offset	—	—	—	—

Gorek	Unfiled	Flexible Portal for Minimally Invasive Posterior Spinal Surgery	—	—	—	—

Gorek	Unfiled	Retractor Cannula Combination	—	—	—	—

Gorek	Unfiled	Crossed Rod Reinforcement Device (G-102 CON)	—	—	—	—

Gorek	Unfiled	Vertebroplasty Expansion Void Preparation Cannula	—	—	—	—

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